Exhibit 99.2

STEVE FILIPOV, PRESIDENT OF TEREX CRANES, TO LEAVE TEREX
WESTPORT, CT, August 1, 2019 (NYSE:TEX) – Terex Corporation today announced that following the completion of the sale of Demag® Mobile Cranes to Tadano Ltd., Steve Filipov, President of Terex Cranes, is leaving the Company effective today.
“We are grateful to Steve for leading this transition,” said John L. Garrison, Jr., Chairman, President and CEO of Terex Corporation. “Steve kept the business on course through the transfer and helped ensure that virtually all of the affected team members had the opportunity to stay with the Demag® Mobile Cranes business after the transaction.”
The rest of the businesses within the Terex Cranes segment have successfully transitioned within the Company: Terex Utilities is now part of the Aerial Work Platforms segment; Franna Pick-and-Carry cranes in Australia are part of the Materials Processing segment; and the Tower and Rough Terrain cranes businesses in Italy are part of corporate.
Mr. Filipov worked for Terex for nearly 25 years, and in that time he positively influenced virtually every part of the business. He started with PPM Cranes in France, served as President of Terex Cranes twice, led Developing Markets and Strategic Accounts, and was President of Material Handling and Port Solutions (MHPS).
“I am grateful to Terex for giving me the opportunity to continually do new and exciting things,” Mr. Filipov said. “I am looking forward to the road ahead – for myself, for my colleagues who will become part of the Tadano organization, and for everyone at Terex. I believe Terex is well positioned for a bright future.”
Contact Information:

Terex Corporation
Brian J. Henry, Senior Vice President
Business Development & Investor Relations
(203) 222-5954
brian.henry@terex.com
https://investors.terex.com

About Terex:
Terex Corporation is a global manufacturer of lifting and material processing products and services that deliver lifecycle solutions to maximize customer return on investment. The Company reports in two business segments: Aerial Work Platforms and Materials Processing. Terex delivers lifecycle solutions to a broad range of industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.